Exhibit 10.1
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (“Agreement”) is entered into this 17th day of May, 2006 but effective as of the 23rd day of March, 2006 (the “Effective Date”), between HCC Insurance Holdings, Inc., a Delaware corporation (the ”Company” or “HCC”) and John N. Molbeck, Jr. (“Executive”). Executive and the Company are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”
RECITALS:
     WHEREAS, Executive is to be employed as the President and Chief Operating Officer of the Company;
     WHEREAS, it is the desire of the Company to engage Executive as the President and Chief Operating Officer of the Company; and
     WHEREAS, Executive is desirous of being employed by the Company on the terms herein provided.
     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties agree as follows:
AGREEMENT
     1. Term. Effective as of the Effective Date, the Company hereby employs Executive, and Executive hereby accepts such employment, on the terms and conditions set forth herein, for the period (the “Term”) commencing on the Effective Date and expiring at 11:59 p.m. on May 31, 2009 (unless sooner terminated as hereinafter set forth).
     2. Duties.
          (a) Duties as Executive of the Company. Executive shall, subject to the supervision of the Chief Executive Officer of the Company (the “CEO”) or such other person designated by the CEO, act as the President and Chief Operating Officer of the Company in the ordinary course of its business with all such powers with respect to such management and control as may be reasonably incident to such responsibilities. During normal business hours, Executive shall devote his full time and attention to diligently attending to the business of the Company. During the Term, Executive shall not directly or indirectly render any services of a business, commercial, or professional nature to any other person, firm, corporation, or organization, whether for compensation or otherwise, without the prior written consent of the CEO. However, Executive shall have the right to engage in such activities as may be appropriate in order to manage his personal investments and in educational, charitable and philanthropic activities so long as such activities do not materially interfere or conflict with the performance of his duties to the Company hereunder. The conduct of such activity shall not be deemed to materially interfere or conflict with Executive’s performance of his duties until Executive has been notified in writing thereof and given a reasonable period in which to cure the same.

          (b) Other Duties.
          (1) If elected, Executive agrees to serve as a member of such managerial committees of the Company and of any of its direct or indirect parents or subsidiaries (collectively, “Affiliates”) and in one or more executive offices of any of the Company’s Affiliates, provided Executive is indemnified for serving in any and all such capacities in a manner acceptable to the Company and Executive. If elected, Executive agrees that he shall not be entitled to receive any compensation for serving as a director of the Company, or in any capacities for the Company or the Company’s Affiliates other than the compensation to be paid to Executive by the Company pursuant to this Agreement.
          (2) Executive acknowledges and agrees that he has read and considered the written business policies and procedures of HCC as posted on HCC’s intranet and that he will abide by such policies and procedures throughout the term of his employment with the Company. Executive further agrees that he will familiarize himself with any amendments to the policies and procedures and that he will abide by such policies and procedures as they may change from time to time.
     3. Compensation and Related Matters.
          (a) Base Salary. Executive shall receive a base salary paid by the Company of $750,000 per year for the period from the Effective Date through the end of the Term (the “Base Salary”). The Base Salary shall be paid in substantially equal semi-monthly installments.
          (b) Bonus. In addition to the Base Salary, during the Term, Executive shall receive an annual cash bonus of $125,000 if the annual after-tax net earnings per share of the Company equal or exceed the approved budget for that calendar year, as such budget may be reestablished during any year. Additionally, during the Term, Executive shall receive a cash bonus of $125,000 if the annual after-tax net earnings per share of the Company exceed the previous calendar year’s after-tax net earnings per share by 10% or more. The annual bonus compensation payable to Executive under the Section 3(b), if any, (the “Bonus”) shall be calculated by the Company following the end of each calendar year and shall be paid to Executive not later than May 1 of the next calendar year.
          (c) Stock Options. Executive shall receive options to acquire 200,000 shares of the Company’s common stock (the “Stock Options”). Such Stock Options shall vest in three annual installments commencing on the first anniversary of the date of grant and expire on the fifth anniversary of the date of grant. The Stock Options shall be granted pursuant to the terms of the Company’s 2004 Flexible Incentive Plan and the terms of a separate stock option agreement between the Company and Executive.
          (d) Expenses. During the Term, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by the Company) in performing services hereunder, provided that Executive properly accounts therefor in accordance with Company policy.

          (e) Other Benefits. Executive shall be entitled to participate in or receive benefits (“Other Benefits”) under any compensation, employee benefit plan, or other arrangement made generally available by the Company to its senior executive officers, subject to and on a basis consistent with the terms, conditions, and overall administration of such plan or arrangement. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary payable to Executive hereunder.
          (f) Vacations. Executive shall be entitled to 30 days paid vacation per year during the Term. There shall be no carryover of unused vacation from year to year. For purposes of this Paragraph, weekends shall not count as vacation days, and Executive shall also be entitled to all paid holidays and personal days given by the Company to its senior executive officers.
          (g) Perquisites. Executive shall be entitled to receive the perquisites provided for on Appendix 1 hereof.
          (h) Proration. Expect with respect to the Bonus payable hereunder, any payments or benefits payable to Executive hereunder in respect of any calendar year during which Executive is employed by the Company for less than the entire year, unless otherwise provided in the applicable plan or arrangement, shall be prorated in accordance with the number of days in such calendar year during which he is so employed. Notwithstanding the foregoing, any payments pursuant to Sections 4(c) or 4(d) this Agreement shall not be subject to proration.
     4. Termination.
          (a) Definitions.
          (1) “Cause” shall mean:
          (i) Material dishonesty which is not the result of an inadvertent or innocent mistake of Executive with respect to the Company or any of its Affiliates;
          (ii) Willful misfeasance or nonfeasance of duty by Executive;
          (iii) Violation by Executive of any material term of this Agreement; or
          (iv) Conviction of Executive of any crime other than a vehicular offense that could reflect in some fashion unfavorably upon the Company or its Affiliates.
Executive may not be terminated for Cause unless and until there has been delivered to Executive written notice from the CEO supplying the particulars of his acts or omissions that the HCC Board of Directors believes constitute Cause, a reasonable period of time (not less than 30 days) has been given to Executive after such notice to either cure the same or to meet with the CEO with his attorney if so desired by Executive, and following which the CEO reaffirms the previous decision of the HCC Board of Directors.
          (2) A “Change of Control” shall be deemed to have occurred if:

          (i) Any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the Company’s then outstanding voting common stock; or
          (ii) At any time during the period of three consecutive years (not including any period prior to the date hereof), individuals who at the beginning of such period constituted the Board (and any new director whose election by the Board or whose nomination for election by the Company’s shareholders were approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or
          (iii) The shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (a) in which a majority of the directors of the surviving entity were directors of the Company prior to such consolidation or merger, and (b) which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being changed into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation; or
          (iv) The shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.
          (3) A “Disability” shall mean the absence of Executive from Executive’s duties with the Company on a full-time basis for 180 consecutive days, or 180 days in a 365-day period, as a result of incapacity due to mental or physical illness which results in Executive being unable to perform the essential functions of his position, with or without reasonable accommodation.
          (4) A “Good Reason” shall mean any of the following occurrences (without Executive’s express written consent):
          (i) A material alteration in the nature or status of Executive’s duties or responsibilities, or the assignment of duties or responsibilities inconsistent with the Executive’s status, title, or other duties and responsibilities; provided, however, that a change in the Executive’s title or a change in the Executive’s supervisor shall not constitute a material alteration in the nature or status of the Executive’s duties hereunder;
          (ii) The taking of any action by the Company that would adversely affect Executive’s participation in, or materially reduce Executive’s benefits under, any employee benefit plan, unless such failure or such taking of any action adversely affects persons similarly situated in the Company generally;

          (iii) Executive’s involuntary relocation to any place, other than the executive offices as a result of the Company relocating its executive offices, exceeding a distance of 50 miles from the place of Executive’s normal place of employment on the Effective Date, except for reasonably required travel by Executive on the Company’s business;
          (iv) Any material breach by the Company of any material provision of this Agreement; or
          (v) Any failure by the Company to obtain the assumption and performance of this Agreement by any successor (by merger, consolidation, or otherwise) or assign of the Company.
Notwithstanding the foregoing provisions of this Section 4(a)(4), Good Reason shall exist with respect to an above specified matter only if such matter is not corrected, or begun to be corrected, by the Company within 30 days after the Company’s receipt of written notice of such matter from Executive. In no event shall a termination by Executive occurring more than 90 days following the date of the event described be a termination for Good Reason due to such event, whether that event is corrected or not.
          (5) “Termination Date” shall mean the date Executive’s employment terminates or is terminated for any reason pursuant to this Agreement.
          (b) Termination Without Cause or for Good Reason: Benefits. In the event there is a termination by the Company without Cause or if Executive terminates for Good Reason or if either of the Company or Executive terminate this Agreement for any reason other than Cause within 180 days following a Change of Control (a “Termination Event”), this Agreement shall terminate and Executive shall be entitled to the following severance benefits:
          (1) For the greater of (i) the remainder of the Term or (ii) a period of 12 months after the Termination Date, Base Salary (as defined in Section 3(a)), at the rate in effect immediately prior to the Termination Event, payable at the Company’s sole election, either (i) at the same intervals as Executive was previously being compensated or (ii) within ten days after the Termination Date in a lump sum, appropriately discounted to take into consideration the lump sum early payment;
          (2) If the Termination Date occurs after October 1 of any calendar year during the Term, Executive shall nonetheless be entitled to receive the Bonus compensation related to such calendar year in accordance with Section 3(b).
          (3) Any Stock Options which Executive has been granted under this Agreement shall vest immediately and shall remain exercisable throughout the remainder of their original term.
          (4) The medical insurance benefits provided to Executive and any consulting payments due Executive under this Agreement shall continue as provided herein notwithstanding any such Termination Event.

          (5) All unreimbursed expenses and Other Benefits through the Termination Date. Such amounts shall be paid to Executive in a lump sum within 30 days after the Termination Date;
          (6) If Executive receives any payments pursuant to this Section 4(b) which are subject to an excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, or any similar tax imposed under federal, state, or local law (collectively, “Excise Taxes”), the Company shall pay to Executive (on or before the date on which the Company is required to withhold such Excise Taxes), (i) an additional amount equal to all Excise Taxes then due and payable, and (ii) the amount necessary to defray Executive’s increased (federal, state, and local) tax liability arising due to payment of the amount specified in this Section 4(b) which shall include any costs and expenses, including penalties and interest incurred by Executive in connection with any audit, proceedings, etc. related to the payment of such Excise Taxes or this payment. For purposes of calculating the amount payable to Executive under this Section 4(b), the federal and state income tax rates used shall be the highest marginal federal and state rates applicable to ordinary income in Executive’s state of residence, taking into account any federal income tax deductions or credits available to Executive for state income taxes. The Company shall cause its independent auditors to calculate such amount and provide Executive a copy of such calculation at least ten days prior to the date specified above for payment of such amount. It is the intent of the Parties that this Section 4(b)(6) shall place Executive in the same net after-tax position Executive would have been in had no payment been subject to an Excise Tax, and, notwithstanding anything to the contrary, it shall be construed to effectuate said result; and
          (7) Executive shall be free to accept other employment during such period, and other than as set forth herein, there shall be no offset of any employment compensation earned by Executive in such other employment during such period against payments due Executive under this Section 4(b), and there shall be no offset in any compensation received from such other employment against the amounts payable hereunder, unless the Executive is employed in a position of competing with the Company as described in Section 5 below.
          (c) Termination In Event of Death: Benefits. Except as otherwise provided herein, if Executive’s employment is terminated by reason of Executive’s death during the Term, this Agreement shall terminate without further obligation to Executive’s legal representatives under this Agreement, other than for payment of all accrued Base Salary, unreimbursed expenses, and the timely payment or provision of Other Benefits through the date of death and the amount of any Bonus relating to a prior year unpaid as of the date of death. Such amounts shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 90 days after the date of death. In the event that Executive’s death should occur after October 1 of any calendar year of the Term, the Company shall pay to Executive’s estate or beneficiary, as applicable, the amount of any Bonus compensation related to such year in accordance with Section 3(b). Any Stock Options which Executive has been granted under this Agreement shall vest immediately and shall remain exercisable throughout the remainder of their original term.

          (d) Termination In Event of Disability: Benefits. If Executive’s employment is terminated by reason of Executive’s Disability during the Term, this Agreement shall terminate but the Company shall pay the Executive the amount of any Bonus relating to a prior year unpaid as of the date of disability and continue to pay the Base Salary for a period of 12 months and thereafter shall make such additional payment for the Term so that the after tax effect of Executive’s Base Salary compensation is equal to 50% of the amount of Base Salary before the Disability. In the event that Executive’s disability should occur after October 1 of any calendar year of the Term, the Company shall pay to Executive the amount of any Bonus compensation related to such year in accordance with Section 3(b). Executive shall not be entitled to any subsequent Bonuses. Any Stock Options which Executive has been granted under this Agreement shall vest immediately and shall remain exercisable throughout the remainder of their original term.
          (e) Voluntary Termination by Executive and Termination for Cause: Benefits. Executive may terminate his employment with the Company by giving written notice of his intent and stating an effective Termination Date at least 90 days after the date of such notice; provided, however, that the Company may accelerate such effective date by paying Executive through the proposed Termination Date (but not to exceed 90 days) and also vesting any Stock Options that would have vested but for the acceleration of the proposed Termination Date. Upon such a termination by Executive or upon termination for Cause by the Company, this Agreement shall terminate and the Company shall pay to Executive all accrued Base Salary compensation, unreimbursed expenses and Other Benefits through the Termination Date. Such amounts shall be paid to Executive in a lump sum in cash within 30 days after the Termination Date. Executive shall have no entitlement to any unpaid Bonus. All unvested Stock Options shall terminate upon such termination of employment. All then vested Stock Options shall remain exercisable for a period of 30 days after the Termination Date.
          (f) Director Positions. Executive agrees that upon termination of employment, for any reason, at the request of the Chairman of the Board, Executive will immediately tender his resignation from any and all Board positions held with the Company and/or any of its Affiliates. If Executive remains a Director of the Company following such termination of employment, Executive shall be compensated for such service as an “outside” director.
     5. Non-Competition, Non-Solicitation and Confidentiality. At the inception of this employment relationship, and continuing on an ongoing basis, the Company and HCC agree to give Executive access to Confidential Information (including, without limitation, Confidential Information, as defined below, of the Company’s Affiliates) that Executive has not had access to or knowledge of before the execution of this Agreement. At the time this Agreement is made, the Company and HCC agree to provide Executive with initial and ongoing Specialized Training, which Executive has not had access to or knowledge of before the execution of this Agreement. “Specialized Training” includes the training the Company provides to its employees that is unique to its business and enhances Executive’s ability to perform Executive’s job duties effectively. Specialized Training includes, without limitation, orientation training; sales methods/techniques training; operation methods training; and computer and systems training.
          (a) Non-Competition During Employment. Executive agrees that, in consideration for the Company’s and HCC’s promise to provide Executive with Confidential

Information and Specialized Training, during the Term, he will not compete with the Company by engaging in the conception, design, development, production, marketing, or servicing of any product or service that is substantially similar to the products or services which the Company provides, and that he will not work for, in any capacity, assist, or become affiliated with as an owner, partner, etc., either directly or indirectly, any individual or business which offers or performs services, or offers or provides products substantially similar to the services and products provided by Company; provided, however, Executive shall not be prevented from owning no more than 2% of any company whose stock is publicly traded.
          (b) Conflicts of Interest. Executive agrees that during the Term, he will not engage, either directly or indirectly, in any activity (a “Conflict of Interest”) that might adversely affect the Company or its Affiliates, including ownership of a material interest in any supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business or accepting any material payment, service, loan, gift, trip, entertainment, or other favor from a supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business, and that Executive will promptly inform the CEO as to each offer received by Executive to engage in any such activity. Executive further agrees to disclose to the Company any other facts of which Executive becomes aware which in Executive’s good faith judgment could reasonably be expected to involve or give rise to a Conflict of Interest or potential Conflict of Interest.
          (c) Non-Competition After Termination. Executive agrees that in order to protect the Company’s and HCC’s Confidential Information, it is necessary to enter into the following restrictive covenant, which is ancillary to the enforceable promises between the Company and Executive otherwise contained in this Agreement. Executive agrees that Executive shall not, at any time during the Restricted Period (as hereinafter defined), within any of the markets in which the Company has sold products or services or formulated a plan to sell products or services into a market during the last 12 months of Executive’s employ or which the Company enters into within three months thereafter, engage in or contribute Executive’s knowledge to any work which is competitive with or similar to a product, process, apparatus, service, or development on which Executive worked or with respect to which Executive had access to Confidential Information or Specialized Training while employed by the Company; provided however, this Section 5(c) shall not operate to prevent Executive from engaging in retail insurance or re-insurance activities during such Restricted Period to the extent such activities do not compete or permit any other person or entity to compete with any business the Company or its Affiliates were engaged in at the time of such termination. Executive shall be precluded from service as a member of the Board of Directors of any insurance company or insurance holding company during the Restricted Period. It is understood that the geographical area set forth in this covenant is divisible so that if this clause is invalid or unenforceable in an included geographic area, that area is severable and the clause remains in effect for the remaining included geographic areas in which the clause is valid. For the purpose of this Agreement, “Restricted Period” means a period of 24 months after termination of Executive’s employment with the Company. The Restricted Period shall commence at the time Executive ceases to be a full-time employee of the Company.
          (d) Confidential Information. Executive agrees that he will not, except as the Company may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon,

publish or otherwise disclose to any third party any Confidential Information or proprietary information of the Company, or authorize anyone else to do these things at any time either during or subsequent to his employment with the Company. This Paragraph shall continue in full force and effect after termination of Executive’s employment and after the termination of this Agreement. Executive’s obligations under this Paragraph with respect to any specific Confidential Information and proprietary information shall cease when that specific portion of the Confidential Information and proprietary information becomes publicly known, in its entirety and without combining portions of such information obtained separately. It is understood that such Confidential Information and proprietary information of the Company include matters that Executive conceives or develops, as well as matters Executive learns from other employees of the Company. “Confidential Information” is defined to include information: (1) disclosed to or known by Executive as a consequence of or through his employment with the Company; (2) not generally known outside the Company; and (3) that relates to any aspect of the Company or their business, finances, operation plans, budgets, research, or strategic development. “Confidential Information” includes, but is not limited to, the Company’s trade secrets, proprietary information, financial documents, long range plans, customer lists, employer compensation, marketing strategy, data bases, costing data, computer software developed by the Company, investments made by the Company, and any information provided to the Company by a third party under restrictions against disclosure or use by the Company or others.
          (e) Non-Solicitation. To protect the Company’s Confidential Information, and in the event of Executive’s termination of employment for any reason whatsoever, whether by Executive or the Company, it is necessary to enter into the following restrictive covenant, which is ancillary to the enforceable promises between the Company and Executive otherwise contained in this Agreement. Executive covenants and agrees that during Executive’s employment and for the Restricted Period, Executive will not, directly or indirectly, either individually or as a principal, partner, agent, consultant, contractor, employee or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, except on behalf of the Company, solicit business, or attempt to solicit business, and products or services competitive with products or services sold by the Company, from the Company’s clients or customers, or those individuals or entities with whom the Company did business during Executive’s employment, including, without limitation, the Company’s prospective or potential customers or clients. Executive further agrees that during Executive’s employment and for the Non-Solicitation Period, Executive will not, either directly or indirectly, or by acting in concert with others, solicit or influence any Company employee to leave the Company’s employment.
          (f) Return of Documents, Equipment, Etc. All writings, records, and other documents and things comprising, containing, describing, discussing, explaining, or evidencing any Confidential Information, and all equipment, components, parts, tools, and the like in Executive’s custody or possession that have been obtained or prepared in the course of Executive’s employment with the Company shall be the exclusive property of the Company, shall not be copied and/or removed from the premises of the Company, except in pursuit of the business of the Company, and shall be delivered to the Company, without Executive retaining any copies, upon notification of the termination of Executive’s employment or at any other time requested by the Company. The Company shall have the right to retain, access, and inspect all property of Executive of any kind in the office, work area, and on the premises of the Company upon termination of Executive’s employment and at any time during employment by the Company to ensure compliance with the terms of this Agreement.
          (g) Reaffirm Obligations. Upon termination of Executive’s employment with the Company, Executive, if requested by Company, shall reaffirm in writing Executive’s recognition of the importance of maintaining the confidentiality of the Company’s Confidential Information and proprietary information, and reaffirm any other obligations set forth in this Agreement.
          (h) Prior Disclosure. Executive represents and warrants that Executive has not used or disclosed any Confidential Information he may have obtained from the Company prior to signing this Agreement, in any way inconsistent with the provisions of this Agreement.
          (i) No Previous Restrictive Agreements. Executive represents that, except as disclosed in writing to the Company, Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Executive’s employment by the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Executive further represents that Executive’s performance of all the terms of this Agreement and Executive’s work duties for the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to Executive’s employment with the Company, and Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or other party.
          (j) Breach. Executive agrees that any breach of Sections 5(a) through (f) above cannot be remedied solely by money damages, and that in addition to any other remedies Company may have, Company are entitled to obtain injunctive relief against Executive. Nothing herein, however, shall be construed as limiting the Company’s right to pursue any other available remedy at law or in equity, including recovery of damages and termination of this Agreement and/or any termination or offset against any payments that may be due pursuant to this Agreement; provided, no payments to Executive under Section 9 shall be offset for any purpose, so long as Executive continues to provide the Consulting Services.
          (k) Right to Enter Agreement; Payment of Loans. Executive represents and covenants to the Company that he has full power and authority to enter into this Agreement and that the execution of this Agreement will not breach or constitute a default of any other agreement or contract to which he is a party or by which he is bound. Executive further acknowledges that he has repaid all outstanding loans from the Company prior to entering into this Agreement.
          (l) Enforceability. The agreements contained in this Section 5 are independent of the other agreements contained herein. Accordingly, failure of the Company to comply with any of its obligations outside of this Section does not excuse Executive from complying with the agreements contained herein.
          (m) Survivability. The agreements contained in this Section 5 shall survive the termination of this Agreement for any reason.

          (n) Reformation. If a court concludes that any time period or the geographic area specified in Sections 5(c) or (e) of this Agreement are unenforceable, then the time period will be reduced by the number of months, or the geographic area will be reduced by the elimination of the overbroad portion, or both, so that the restrictions may be enforced in the geographic area and for the time to the fullest extent permitted by law.
     6. Offsite Work Location. Upon request to the CEO, Executive shall be permitted to work from an offsite location as home-base for two months each year subject to the following:
          (a) Executive shall at his sole cost and expense remain in continuous contact with the Houston corporate office and the Company’s other office locations by both telephone and email during such period through communication systems that meet the remote communication and data security requirements established by the Company’s Information Technology Department.
          (b) Executive shall be available to attend corporate meetings in Houston or elsewhere upon reasonable notice, as required by the CEO, during this period.
          This period shall not be considered vacation time for purposes of this Agreement.
     7. Assignment. This Agreement cannot be assigned by Executive. The Company may assign this Agreement only to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and assets of the Company provided such successor expressly agrees in writing reasonably satisfactory to Executive to assume and perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession and assignment had taken place. Failure of the Company to obtain such written agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement.
     8. Binding Agreement. Executive understands that his obligations under this Agreement are binding upon Executive’s heirs, successors, personal representatives, and legal representatives.
     9. Consulting Agreement.
          (a) Effective upon Executive’s termination of employment for any reason, HCC hereby retains Executive as a consultant (an independent contractor and not as an employee) for a period of six years and nine months (the “Consulting Period”). Termination of the Term shall not affect the Parties’ rights and obligations under this Section 9. Subject to the following, Executive agrees to provide services as a consultant to the Company (the “Consulting Services”), if requested, a minimum of 200 hours of service per year (or prorated portion thereof), or, as requested by the Company, up to a total of 600 hours during any one year of the Consulting Period; provided, however, that the total number of hours to be worked over the duration of the Consulting Period shall not exceed 1,350.
          (b) The Consulting Services to be provided shall be commensurate with Executive’s training, background, experience and prior duties with the Company. Executive agrees to make himself reasonably available to provide such Consulting Services during the Consulting

Period; provided, however, the Company agrees that it shall provide reasonable advance notice to Executive of its expected consulting needs and any request for Consulting Services hereunder shall not unreasonably interfere with Executive’s other business activities and personal affairs as determined in good faith by Executive. In addition, Executive shall not be required to perform any requested Consulting Services which, in Executive’s good faith opinion, would cause Executive to breach any fiduciary duty or contractual obligation Executive may have to another employer.
          (c) The Consulting Period shall run concurrently with the Restricted Period provided for in Section 5. Unless waived by Executive, Executive shall not be required to perform Consulting Services for more than four days during any week or for more than eight hours during any day. Executive’s travel time shall constitute hours of Consulting Services for purposes of this Section 9. The Parties contemplate that, when appropriate, the Consulting Services shall be performed at Executive’s office, residence or at the Company’s executive offices in Houston, Texas and may be performed at such other locations only as they may mutually agree upon. Executive shall be properly reimbursed for all travel and other expenses reasonably incurred by Executive in rendering the Consulting Services.
          (d) HCC shall pay Executive a consulting fee at a rate of $200,000 per year (the “Consulting Fee”) during the Consulting Period, payable monthly in arrears. Executive may elect to delay payment for the Consulting Services but not the Consulting Services themselves. Subject to Executive providing the Consulting Services in accordance with this Section 9, Executive’s right to receive the Consulting Fee shall be deemed fully vested as of the Effective Date of this Agreement. Except as set forth in Sections 9(e) hereof, if Executive fails to provide the Consulting Services and the hours requested by the Company in any 24-month period, Executive’s rights to receive any further Consulting Fee (including any Additional Consulting Fee (as hereinafter defined)) shall immediately terminate. During the Consulting Period, except as otherwise provided for in this Agreement, Executive shall receive no employment benefits from HCC.
          (e) If Executive dies or becomes Disabled during the Term (or as an employee of the Company following the Term) or during the Consulting Period, he (or, on his death, his beneficiary or estate) shall receive or continue to receive as the case may be, the Consulting Fee, including any Additional Consulting Fee (as hereinafter defined), during the remainder of the Consulting Period as if such death or Disability had not occurred.
          (f) The Consulting Fee payable to the Executive hereunder shall be increased by an additional amount of $350,000 (the “Additional Consulting Fee”) for each year of the Term completed prior to the termination of Executive’s employment pursuant to the terms hereof. Such Additional Consulting Fee shall be paid ratably over the Consulting Period.
     10. Notices. All notices pursuant to this Agreement shall be in writing and sent certified mail, return receipt requested, addressed as set forth below, or by delivering the same in person to such party, or by transmission by facsimile to the number set forth below (which shall not constitute notice). Notice deposited in the United States Mail, mailed in the manner described hereinabove, shall be effective upon deposit. Notice given in any other manner shall be effective only if and when received:

If to Executive:	John N. Molbeck, Jr.
11111 Claymore Road
Houston, Texas 77024
Fax: (832) 358-9529

If to Company:	HCC Insurance Holdings, Inc.
13403 Northwest Freeway
Houston, Texas 77040
Attn: General Counsel Fax: (713) 744-9648

with a copy (which shall not
constitute notice) to:	Arthur S. Berner, Esq.
Haynes and Boone, L.L.P.
1 Houston Center
1221 McKinney, Suite 2100
Houston, Texas 77010
Fax: (713) 236-5417
     11. Waiver. No waiver by either party to this Agreement of any right to enforce any term or condition of this Agreement, or of any breach hereof, shall be deemed a waiver of such right in the future or of any other right or remedy available under this Agreement.
     12. Severability. If any provision of this Agreement is determined to be void, invalid, unenforceable, or against public policy, such provisions shall be deemed severable from the Agreement, and the remaining provisions of the Agreement will remain unaffected and in full force and effect.
     13. Entire Agreement. The terms and provisions contained herein shall constitute the entire agreement between the parties with respect to Executive’s employment with Company during the time period covered by this Agreement. This Agreement replaces and supersedes any and all existing Agreements entered into between Executive and the Company relating generally to the same subject matter, if any, including without limitation that certain Employment Agreement dated January 5, 2000, as amended, and any continuing obligations of the parties thereunder. This Agreement shall be binding upon Executive’s heirs, executors, administrators, or other legal representatives or assigns.
     14. Modification of Agreement. This Agreement may not be changed or modified or released or discharged or abandoned or otherwise terminated, in whole or in part, except by an instrument in writing signed by Executive and an officer or other authorized executive of Company.

     15. Understand Agreement. Executive represents and warrants that he has read and understood each and every provision of this Agreement, and Executive understands that he has the right to obtain advice from legal counsel of his choice, if necessary and desired, in order to interpret any and all provisions of this Agreement, and that Executive has freely and voluntarily entered into this Agreement.
     16. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.
     17. Jurisdiction and Venue. Subject to Section 18, with respect to any litigation regarding this Agreement, Executive agrees to venue in the state or federal courts in Harris County, Texas, and agrees to waive and does hereby waive any defenses and/or arguments based upon improper venue and/or lack of personal jurisdiction. By entering into this Agreement, Executive agrees to personal jurisdiction in the state and federal courts in Harris County, Texas.
     18. Arbitration. In the event any dispute arises out of Executive’s employment with or by the Company, or separation/termination therefrom, whether as an employee or as a consultant which cannot be resolved by the Parties to this Agreement, such dispute shall be submitted to final and binding arbitration. The arbitration shall be conducted in accordance with the National Rules for the resolution of Employment Disputes of the American Arbitration Association (“AAA”). If the Parties cannot agree on an arbitrator, a list of seven arbitrators will be requested from AAA, and the arbitrator will be selected using alternate strikes with Executive striking first. The cost of the arbitration will be shared equally by Executive and Company; provided, however, the Company shall promptly reimburse Executive for all costs and expenses incurred in connection with any dispute in an amount up to, but not exceeding 20% of Executive’s Base Salary (or, if the dispute arises during the Consulting Period, Executive’s Base Salary as in effect immediately prior to the beginning of the Consulting Period) unless such termination was for Cause in which event Executive shall not be entitled to reimbursement unless and until it is determined he was terminated other than for Cause. Arbitration of such disputes is mandatory and in lieu of any and all civil causes of action and lawsuits either party may have against the other arising out of Executive’s employment with Company, or separation therefrom. Such arbitration shall be held in Houston, Texas.
     19. Tolling. If Executive violates any of the restrictions contained in Section 5, the Restricted Period will be suspended and will not run in favor of Executive from the time of the commencement of any violation until the time when Executive cures the violation to the Company’s satisfaction.
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     IN WITNESS WHEREOF, the Parties have executed this Agreement in multiple copies, effective as of the date set forth above.

EXECUTIVE :

John N. Molbeck, Jr.

/s/ John N. Molbeck, Jr.

COMPANY:

HCC Insurance Holdings, Inc.

By:	/s/ Stephen L. Way

STEPHEN L. WAY,
Chairman and Chief Executive Officer
Signature Page
Employment Agreement — Molbeck

APPENDIX 1
PERQUISITES
1.	The Company shall pay for Executive’s preparation of estate planning and wealth preservation documents during the course of Executive’s employment under this Agreement up to a maximum of $50,000 in the aggregate.

2.	Car allowance of $3,000 per month.

3.	First class domestic business travel and club class international business travel using upgrades through Company Travel Department.

4.	Executive shall receive a term life insurance policy in the amount of $1,000,000, in addition to the Company’s group life insurance program in effect for its senior executive officers.

5.	In addition to the other benefits provided in this Agreement, Executive shall be entitled to receive medical insurance as currently provided under the Company’s group program, as such group program may be changed from time-to-time in the future, and Executive shall be entitled to continue to be covered by such group program or, if not permitted under the terms of the group program, then the Company shall provide Executive with a medical insurance policy providing substantially similar benefits as to the group program, for the period ending on the date of the later to die of Executive or, if Executive is married on the date of his death, Executive’s spouse or the date all of Executive’s children complete college (as defined in the Company’s group program). Executive shall be entitled to receive the medical benefits set forth herein at no cost to the Executive.

6.	Such additional perquisites as shall be determined by the Compensation Committee of the Company’s Board of Directors.